UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2011

EDGEWAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15333 Avenue of Science
San Diego, CA 92128
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 676-2277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Silicon Valley Bank Loan Amendment

On June 30, 2011, EdgeWave, Inc. (“Edgewave”) entered into a Ninth Amendment to the Loan and Security Agreement (the “Loan Amendment”) with Silicon Valley Bank (“SVB”), amending the existing Loan and Security Agreement entered into between Edgewave and SVB on May 11, 2007 as amended. Pursuant to the terms of the Loan Amendment, among other things, SVB (i) increased the revolving line balance to $3.0 million (from $2.3 million), (ii) modified the tangible net worth covenant to no less than negative $21,500,000 at all times, increasing quarterly by fifty percent (50%) of net income and monthly by fifty percent (50%) of issuances of equity after September 30, 2010 and the principal amount of subordinated debt received after September 30, 2010, (iii) modified the borrowing base to eighty-five percent (85%) of eligible accounts, and (iv) extended the maturity date for the revolving credit line and Term Loan A to June 30, 2013.

In addition, the Loan Amendment provides for one term loan facility (“Term Loan C”) totaling $200,000 that will be used for general working capital.  Term Loan C accrues interest at a floating per annum rate equal to the greater of three percentage points (3.00%) above the SVB prime rate or seven percent (7.00%). The Term Loan C maturity date is December 1, 2013.

Item 2.03                       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure requirement of this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1	Ninth Amendment to Loan and Security Agreement between Edgewave, Inc. and Silicon Valley Bank, dated June 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EDGEWAVE, INC.

Dated: July 7, 2011	By:	/s/ Louis E. Ryan
Louis E. Ryan
Chief Executive Officer and Chairman of the Board of Directors